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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)*


                             GIBSON GREETINGS, INC.
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                                (NAME OF ISSUER)


                          COMMON STOCK, $.01 PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)


                                    374827103
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                                 (CUSIP NUMBER)


                                RICHARD J. LAMPEN
                   EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL
                             NEW VALLEY CORPORATION
                       100 S.E. SECOND STREET, 32ND FLOOR
                                 MIAMI, FL 33131
                                 (305) 579-8000
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 7, 1999
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d.1(g), check the following box . [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 16
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CUSIP NO. 374827103                                         PAGE 2 OF 16 PAGES

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          Name of Reporting Person
      1   S.S. or I.R.S. Identification No. of Above Person

                                  New Valley Corporation
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      2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

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      3   SEC Use Only

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      4   Source of Funds (See Instructions)

                                     WC, OO

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      5   Check Box if Disclosure of Legal Proceedings is Required
          Pursuant to Items 2(d) or 2(e)
                                                                            [ ]

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      6   Citizenship or Place of Organization

                                    Delaware

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                              7    Sole Voting Power

                                   793,200
      Number of Shares     -----------------------------------------------------
    Beneficially Owned by     8    Shared Voting Power
   Each Reporting Person
            With                   - 0 -
                           -----------------------------------------------------
                              9    Sole Dispositive Power

                                   793,200
                           -----------------------------------------------------
                             10    Shared Dispositive Power

                                   - 0 -
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      11   Aggregate Amount Beneficially Owned by Each Reporting Person

           793,200
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      12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
           Shares (See Instructions)
                                                                             [X]

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      13   Percent of Class Represented by Amount in Row (11)

           5.01%
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      14   Type of Reporting Person (See Instructions)

           CO
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CUSIP NO. 374827103                                         PAGE 3 OF 16 PAGES

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================================================================================
          Name of Reporting Person
      1   S.S. or I.R.S. Identification No. of Above Person

          New Valley Holdings, Inc.
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      2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

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      3   SEC Use Only

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      4   Source of Funds (See Instructions)

          N/A

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      5   Check Box if Disclosure of Legal Proceedings is Required
          Pursuant to Items 2(d) or 2(e)
                                                                            [ ]

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      6   Citizenship or Place of Organization

          Delaware

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                              7    Sole Voting Power

                                   -0-
      Number of Shares     -----------------------------------------------------
    Beneficially Owned by     8    Shared Voting Power
   Each Reporting Person
            With                   -0-
                           -----------------------------------------------------
                              9    Sole Dispositive Power

                                   -0-
                           -----------------------------------------------------
                             10    Shared Dispositive Power

                                   -0-
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      11   Aggregate Amount Beneficially Owned by Each Reporting Person

           -0-
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      12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
           Shares (See Instructions)
                                                                             [X]

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      13   Percent of Class Represented by Amount in Row (11)

           0%
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      14   Type of Reporting Person (See Instructions)

           CO;HC
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